Filed Pursuant to Rule 433

Registration Statement No. 333-141138

February 27, 2009

Final Term Sheet

Dated February 26, 2009

Issuer:	Chevron Corporation

Title:	3.450% Notes Due 2012

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	March 3, 2012

Coupon:	3.450%

Ratings:	Aa1 (stable) / AA (stable)

Interest Payment Dates:	March 3 and September 3 of each year, commencing September 3, 2009

Benchmark Treasury:	1.375% due February 15, 2012

Benchmark Treasury Yield:	1.502%

Spread to Benchmark Treasury:	+195 bps

Re-offer Yield	3.452%

Public Offering Price:	Per Note: 99.994%; Total: $1,499,910,000

Optional Redemption:	Make-whole call at the Adjusted Treasury Rate identified in the Prospectus Supplement plus 0.30%

Settlement Date:	March 3, 2009

CUSIP:	166751 AK3

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. Greenwich Capital Markets, Inc. J.P.Morgan Securities Inc.

Co-Managers:	BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
Standard Chartered Bank
Blaylock Robert Van, LLC
Guzman & Company
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority regulations.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663) or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

Final Term Sheet

Dated February 26, 2009

Issuer:	Chevron Corporation

Title:	3.950% Notes Due 2014

Aggregate Principal Amount Offered:	$2,000,000,000

Maturity Date:	March 3, 2014

Coupon:	3.950%

Ratings:	Aa1 (stable) / AA (stable)

Interest Payment Dates:	March 3 and September 3 of each year, commencing September 3, 2009

Benchmark Treasury:	1.75% due January 31, 2014

Benchmark Treasury Yield:	2.041%

Spread to Benchmark Treasury:	+195 bps

Re-offer Yield	3.991%

Public Offering Price:	Per Note: 99.816%; Total: $1,996,320,000

Optional Redemption:	Make-whole call at the Adjusted Treasury Rate identified in the Prospectus Supplement plus 0.30%

Settlement Date:	March 3, 2009

CUSIP:	166751 AH0

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. Greenwich Capital Markets, Inc. J.P.Morgan Securities Inc.

Co-Managers:	BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
Standard Chartered Bank
Blaylock Robert Van, LLC
Guzman & Company
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority regulations.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663) or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

Final Term Sheet

Dated February 26, 2009

Issuer:	Chevron Corporation

Title:	4.950% Notes Due 2019

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	March 3, 2019

Coupon:	4.950%

Ratings:	Aa1 (stable) / AA (stable)

Interest Payment Dates:	March 3 and September 3 of each year, commencing September 3, 2009

Benchmark Treasury:	2.75% due February 15, 2019

Benchmark Treasury Yield:	3.004%

Spread to Benchmark Treasury:	+195 bps

Re-offer Yield	4.954%

Public Offering Price:	Per Note: 99.969%; Total: $1,499,535,000

Optional Redemption:	Make-whole call at the Adjusted Treasury Rate identified in the Prospectus Supplement plus 0.30%

Settlement Date:	March 3, 2009

CUSIP:	166751 AJ6

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. Greenwich Capital Markets, Inc. J.P.Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
Standard Chartered Bank
Blaylock Robert Van, LLC
Guzman & Company
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority regulations.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663) or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.